Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THREE-YEAR CREDIT AGREEMENT

dated as of April 17, 2020

Among

GENERAL ELECTRIC COMPANY,
as the Borrower,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent,

And

The Lenders Party Hereto

$15,000,000,000 REVOLVING DOLLAR AND EURO CREDIT FACILITY

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., CITIBANK, N.A., BNP
PARIBAS SECURITIES CORP., GOLDMAN SACHS BANK USA and MORGAN STANLEY
SENIOR FUNDING, INC.,
as Joint Bookrunners and Joint Lead Arrangers

BOFA SECURITIES, INC. and CITIBANK, N.A.,
as Syndication Agents

BNP PARIBAS SECURITIES CORP., GOLDMAN SACHS BANK USA and MORGAN
STANLEY SENIOR FUNDING, INC.,
as Documentation Agents

i

ii

SCHEDULES:

Schedule 2.01	Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

Exhibit B-1	Form of Increased Facility Activation Notice

Exhibit B-2	Form of New Lender Supplement

Exhibit C-1	Form of Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4	Form of Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D	Form of Compliance Certificate

iii

CREDIT AGREEMENT (this “Agreement”), dated as of April 17, 2020, among GENERAL ELECTRIC COMPANY (the “Borrower”), the Lenders (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (as defined below).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder. The Administrative Agent may act through one or more affiliates in London.

“Administrative Agent Fee Letter” means that certain fee letter, dated the date hereof, by and among the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means for any day a floating rate per annum equal to the higher of (i) 100% of the Prime Rate or (ii) the Federal Funds Effective Rate for such day; provided that any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning given to such term in paragraph (h) of Article III.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and legally enforceable requirements of all Governmental Authorities, in each case, applicable to such Person.

“Applicable Margin” means, for any day, with respect to any Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “EURIBOR Spread”, “Eurodollar Spread”, “ABR Loan Spread” and “Commitment Fee”, as the case may be, based upon the Public Debt Rating in effect on such date as set forth below:

ABR
Loan
Pricing		EURIBOR	Eurodollar	Spread	Commitment
Level	Public Debt Rating	Spread (bps)	Spread (bps)	(bps)	Fee (bps)
1	***	***	***	***	***
2	***	***	***	***	***
3	***	***	***	***	***
4	***	***	***	***	***
5	***	***	***	***	***

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means, with respect to the making of Loans, the period from and including the Closing Date to but excluding the earlier of the Final Maturity Date and the date of the termination of the relevant Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrowing” means Loans of the same Type, made to the Borrower, made, converted or continued on the same date and, in the case of Non-ABR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, the term “Business Day” shall also exclude (a) when used in connection with a EURIBOR Loan, (i) any day on which banks are not open for dealings in Euro deposits in the London interbank market and (ii) any day on which the TARGET payment system is not open for the settlement of payment in Euro and (b) when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in Dollar deposits in the London and New York interbank markets.

“Calculation Date” means (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (b) at any time when a Default or Event of Default shall have occurred and be continuing, any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.

“Change Event” has the meaning given to such term in Section 2.12.

“Change in Law” has the meaning given to such term in Section 2.12.

“Closing Date” has the meaning given to such term in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.01(b) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, or in the New Lender Supplement pursuant to which such Lender shall have become a party hereto, as applicable.

“Commitment Fee” has the meaning given to such term in Section 2.09(a).

“Commitment Fee Rate” has the meaning given to such term in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D of a responsible officer, treasurer or assistant or deputy treasurer of the Borrower containing information and calculations required to demonstrate compliance with Section 6.03 (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.16 or 9.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including marks and impairments and restructuring expenses in excess of the average of such amount for the last three calendar years ending prior to such period), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income (for the avoidance of doubt, interest income of an Excluded Subsidiary shall not be counted in Consolidated EBITDA of the Borrower and its Subsidiaries), (h) equity income and losses, and (i) other non-operating income or expense, excluding licensing and royalty income. For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period.

“Consolidated Leverage Ratio” means a ratio of Net Debt for Borrowed Money to Consolidated EBITDA of the Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans (other than at the direction or request of any regulatory authority) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action, unless in the case of clauses (a), (b) and (c) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied.

Notwithstanding anything to the contrary above, a Lender (other than a Lender which is the subject of a Bail-In Action) will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in, or other exercise of control over, such Lender or its parent company by any Governmental Authority. In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall no longer be deemed to be a Defaulting Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Event” means, in each case with respect to the Plan, (a) a Lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 180 days after the date of filing, (b) the Borrower shall fail to pay, within 90 days of the due date, any material amount which it shall have become liable to pay to the PBGC or to the Plan under Title IV of ERISA, (c) a determination that the Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to the Plan,(e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer the Plan and such proceeding shall not have been dismissed or (f) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to the Plan and a lien is placed on the Plan that remains undischarged for a period of 90 days.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the rate per annum appearing on the appropriate page of the Reuters screen (it being understood that this rate is the Euro interbank offered rate sponsored by the European Money Markets Institute (known as the “EMMI”) and the Financial Markets Association (known as the “ACI”)) (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the London interbank market) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period; provided that if the rate appearing on such screen at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro Sublimit” means, as of any date of determination, an amount equal to €7,500,000,000.

“Eurodollar” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Capital Markets Report Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that if the rate appearing on such screen at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euros” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, with respect to Euros on a particular date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to Euros. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to Euros shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be JPMorgan Chase Bank’s spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with Euros, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiaries” means GE Capital Global Holdings, LLC and its consolidated Subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income or net profits and franchise taxes (imposed in lieu of net income taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (b) any withholding or taxes attributable to any person’s failure to comply with any of Section 2.13(e), (f) and (i) of this Agreement, (c) any tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any tax pursuant to Section 2.13 and other than pursuant to an assignment request of the Borrower under Section 2.15, (d) any tax in the nature of the branch profits tax within the meaning of Section 884(a) of the Code and any similar tax imposed by any jurisdiction and (e) any withholding taxes that are imposed by reason of or pursuant to FATCA.

“Facility” means the Loans and the Commitments, in each case, provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“FATCA” means Sections 1471–1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means (i) the BofA/Citi fee letter, dated the date hereof, by and among the Borrower, BofA Securities, Inc. and Citigroup Global Markets Inc. and (ii) the BNP/GS/MS fee letter, dated the date hereof, by and among the Borrower, BNP Paribas, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc.

“Final Maturity Date” means April 17, 2023. “

“Fitch” means Fitch, Inc. or any successor.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit B-1.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed in respect of a payment by, or on account of an obligation of, the Borrower hereunder.

“Indemnitee” has the meaning given to such term in Section 9.03(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Non-ABR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Non-ABR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Non-ABR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is (i) with respect to any Eurodollar Rate Borrowing, one, two, three or six (or, to the extent made available by all the Lenders, twelve) months thereafter, or (ii) with respect to any EURIBOR Borrowing, one, three or six (or, to the extent made available by all the Lenders, twelve) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Non-ABR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A.

“Lead Arrangers” means the Joint Bookrunners and Joint Lead Arrangers identified on the cover page of this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to a New Lender Supplement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Borrowing or payment made by the Borrower, New York City time or London time, as the case may be.

“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder; provided that, with respect to Environmental Laws, matters of noncompliance that are disclosed on any public filings filed pursuant to the Securities Exchange Act of 1934 shall not constitute a Material Adverse Effect; provided, further, that a Material Adverse Effect shall not include any event, development or circumstance (x) disclosed publicly by the Borrower (i) prior to March 25, 2020 or (ii) from March 25, 2020 to the Closing Date related to the ongoing Covid-19 pandemic or (y) related to the ongoing financial impacts on the Borrower and its Subsidiaries’ business, operations, property or financial condition due to the Covid-19 pandemic that a responsible officer, treasurer or assistant or deputy treasurer of the Borrower has certified and is disclosed to all Lenders by the Borrower prior to the Closing Date.

“Material Disposition” means any sale, transfer, assignment, or other disposition or series of related sales, transfers, assignments or other dispositions by the Borrower or its Subsidiaries to any Person (other than any of the Borrower’s direct or indirect Subsidiaries) of any assets of the Borrower or its Subsidiaries, including a disposition of assets effected by the issuance of equity securities of a Subsidiary (other than (i) assets disposed of in the ordinary course of business, (ii) disposals of obsolete property or other property that is no longer useful in its business or (iii) assets disposed of pursuant to securitization, factoring, receivables financing and/or similar financing arrangements) that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor.

“Net Debt for Borrowed Money” of any Person means (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person (including intercompany advances made to the Borrower by an Excluded Subsidiary) minus (b) 75% of all unrestricted cash and unrestricted cash equivalents (as reported in the Borrower’s annual and quarterly filings with the Securities and Exchange Commission) held by the Borrower and its Subsidiaries minus (c) all such indebtedness assumed by the Borrower that was originally issued by General Electric Capital Corporation and debt guaranteed by the Borrower that was originally issued by Subsidiaries of General Electric Capital Corporation and GE Capital Global Holdings, LLC (excluding, for the avoidance of doubt, intercompany advances made to the Borrower by any Excluded Subsidiary).

“New Lender” has the meaning given to such term in Section 2.01(c)(ii).

“New Lender Supplement” has the meaning given to such term in Section 2.01(c)(ii).

“Non-ABR”, when used in reference to any Loan or Borrowing, refers to a Loan or Borrowing other than an ABR Loan or ABR Borrowing.

“Non-U.S. Lender” has the meaning given to such term in Section 2.13(e).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(g) or 2.15) and as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from the Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced this Agreement), excluding, for the avoidance of doubt, Excluded Taxes.

“Participating Member State” means a member of the European Communities that has the Euro as its currency in accordance with EMU Legislation.

“Participant” has the meaning given to such term in Section 9.04(e).

“Participant Register” has the meaning given to such term in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“PDF”, when used in reference to notices via e-mail attachment, means portable document format or a similar electronic file format.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means the General Electric Pension Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City for U.S. dollar loans made in the United States (which is not necessarily the best or lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to borrowers); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. or Fitch, Inc., as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For the purposes of determining the Applicable Margin, if the Borrower is split-rated and the ratings established by S&P, Moody’s and Fitch fall within different levels and (i) two ratings are equal and higher than the third, the Applicable Margin will be based on the higher rating, (ii) two ratings are equal and lower than the third, the Applicable Margin will be based on the lower rating or (iii) no ratings are equal, the Applicable Margin will be based on the intermediate rating. In the event that the Borrower shall maintain Public Debt Ratings from only two of S&P, Moody's and Fitch and the Borrower is split-rated and (x) the ratings differential is one level, the Applicable Margin will be based on the higher rating and (y) the ratings differential is two levels or more, the Applicable Margin will be based on the level one level lower than the higher Public Debt Rating.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures (USD Equivalent) and unused Commitments (USD Equivalent) representing more than 50% of the sum of the total Credit Exposures (USD Equivalent) and unused Commitments (USD Equivalent) at such time and based upon the Exchange Rate then in effect.

“Reset Date” means the second Business Day following each Calculation Date, provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means Standard & Poor’s Ratings Services or any successor.

“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state or the United Kingdom, (b) any Governmental Authority of any Sanctioned Country, (c) any Person located, organized or resident in a Sanctioned Country or (d) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person referenced in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or Her Majesty’s Treasury of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” in this Agreement shall refer to a Subsidiary of the Borrower.

“Syndication Agents” means the Syndication Agents identified on the cover page of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed at Nice on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the EURIBOR Rate, the Eurodollar Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USD Equivalent” means, with respect to an amount of Euros, on any date, the amount of Dollars that may be purchased with such amount of Euros at the Exchange Rate in effect on such date.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., “Eurodollar Loans”). Borrowings also may be classified and referred to by Type (e.g., “a Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Interest Rates; LIBOR Notifications. The interest rate on a Loan denominated in dollars or Euros may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or “EURIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or EURIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments; Additional Commitments.

(a) (i) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Dollars or Euros to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) the USD Equivalent of such Lender’s Credit Exposure exceeding such Lender’s Commitment or (y) Loans denominated in Euros exceeding the Euro Sublimit. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans, except that no borrowing or reborrowing may occur after the Availability Period. The Loans denominated in Dollars shall in each case be ABR Loans or Eurodollar Loans, as the Borrower shall request. The Loans denominated in Euros shall in each case be EURIBOR Loans.

(ii) Not later than 10:00 a.m., Local Time, on the second Business Day preceding the Borrowing Date with respect to each Borrowing (or, in the case of a ABR Borrowing at a time when EURIBOR Loans shall be outstanding, promptly on such Borrowing Date), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on such Borrowing Date for the purposes of determining the availability under the Commitments (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Loans made in Euros to the Borrower which are outstanding on such Borrowing Date).

(b) Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any EURIBOR Loans shall be outstanding), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such Calculation Date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, the total Credit Exposure (USD Equivalent) exceeds an amount equal to 105% of the total Commitments, then the Borrower shall, within three Business Days after notice thereof from the Administrative Agent, prepay Loans in an amount such that, after giving effect thereto, the total Credit Exposure (USD Equivalent) does not exceed the total Commitments (such calculation to be made using the Exchange Rate that is effective on such Reset Date); provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.10 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16).

(c) (i) The Borrower and any one or more Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), at any time after the Closing Date, agree that such Lenders shall obtain or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (a) the amount of such increase and (b) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), (i) the aggregate amount of the total Commitments may not be increased by an amount greater than $3,000,000,000, (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000 (or approximately the Euro equivalent, as the case may be) and (iii) no more than eight Increased Facility Closing Dates may be selected by the Borrower during the term of this Agreement. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. The Administrative Agent shall promptly give notice to all Lenders of any such increase.

(ii) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent, elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.01(c)(i) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit B-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(iii) On each Increased Facility Closing Date with respect to which there are Loans then outstanding, the New Lender(s) under such Facility and/or the Lender(s) that have increased their Commitments shall make Loans, the proceeds of which will be used to prepay the Loans of other Lenders under such Facility, so that, after giving effect thereto, the resulting Loans outstanding under such Facility are allocated ratably among the Lenders under such Facility in accordance with Section 2.02 based on their respective unused Commitments under such Facility after giving effect to such Increased Facility Closing Date.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective unused Commitments. Subject to Section 2.11, each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Subject to Section 2.11, each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans.

(b) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, other than any Commitment made by a Lender through a Conduit Lender as described in the definition thereof, which Commitment shall be the joint obligation of such Conduit Lender and its designating Lender, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Each Lender at its option may make any Eurodollar Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Eurodollar Borrowing or EURIBOR Borrowing, as the case may be, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 (or approximately the Euro equivalent for a EURIBOR Borrowing) and not less than $25,000,000 (or approximately the Euro equivalent for a EURIBOR Borrowing) for Eurodollar Borrowings and EURIBOR Borrowings; provided that each such Borrowing (other than a Eurodollar Borrowing) may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings made by the Borrower or ten EURIBOR Borrowings.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing or EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or email with PDF attachment to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(1) the aggregate amount and currency of the requested Borrowing;

(2) the date of such Borrowing, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether such Borrowing is to be a ABR Borrowing or a Eurodollar Borrowing;

(4) in the case of a Non-ABR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(5) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a ABR Borrowing. If no Interest Period is specified with respect to any requested Non-ABR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then (x) the Administrative Agent shall notify the Borrower of such inaction promptly following the Administrative Agent’s discovery of such inaction and (y) the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (or, in the case of Eurodollar Loans or EURIBOR Loans, such other customary overnight rate as shall be specified by the Administrative Agent) or (ii) in the case of the Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Non-ABR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, during or after the Availability Period, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Non- ABR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or email with PDF attachment to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(1) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(2) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be a ABR Borrowing or a Eurodollar Borrowing; and

(4) if the resulting Borrowing is a Non-ABR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Non-ABR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Non-ABR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a ABR Borrowing (in the case of Eurodollar Borrowings) or continued with an Interest Period of one month’s duration (in the case of EURIBOR Borrowings).

SECTION 2.06. Termination and Reduction of Commitments.

(a) Unless previously reduced or terminated pursuant to this Section 2.06, each Lender’s Commitments shall terminate on the Final Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, any of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the USD Equivalent of the total Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Final Maturity Date in the applicable currency.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to it in accordance with the terms of this Agreement.

(e) Any Lender may reasonably request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Subject to prior notice in accordance with paragraph (b) of this Section 2.08, the Borrower may at its option, at any time, without premium or penalty of any kind (other than any payments required under Section 2.16), prepay, in whole or in part, any Borrowings in the applicable currency.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email with PDF attachment) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or EURIBOR Borrowing, not later than 11:00 a.m., Local Time, on the date three Business Days prior to the date of prepayment or (ii) in the case of prepayment of a ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (such fee, the “Commitment Fee”) in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin under the caption “Commitment Fee Rate” on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first business day but excluding the last day).

(b) The Borrower agrees to pay the fees set forth in the Fee Letters and the Administrative Agent Fee Letter.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d) Accrued interest on each Loan shall be payable in the applicable currency in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of a ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest on a Loan shall be payable upon termination of the Commitments applicable to such Loan and upon the Final Maturity Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Eurodollar Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a EURIBOR Borrowing or Eurodollar Borrowing:

(1) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBOR Rate or Eurodollar Rate, as applicable, for such Interest Period; or

(2) the Administrative Agent is advised by the Required Lenders that the EURIBOR Rate or Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lender or Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Non-ABR Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a ABR Borrowing and (iii) if any Borrowing Request requests a EURIBOR Borrowing, such Borrowing shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent to compensate the Lenders for such Borrowing in Euros for the applicable period; provided that if the circumstances giving rise to such notice affect fewer than all Types of Borrowings, then the other Types of Borrowings shall be permitted.

(b) If prior to the commencement of any Interest Period for a EURIBOR Borrowing or Eurodollar Borrowing (i) the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or EURIBOR Rate, as applicable, and that the circumstances upon which such determination is based are unlikely to be temporary; (ii) the supervisor for the administrator of the Eurodollar Rate or EURIBOR Rate, as applicable, has made a public statement that such administrator is insolvent (and there is no successor administrator that will continue publication of the Eurodollar Rate or EURIBOR Rate, as applicable); (iii) the administrator of the Eurodollar Rate or EURIBOR Rate, as applicable, has made a public statement identifying a specific date after which the Eurodollar Rate or EURIBOR Rate, as applicable, will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurodollar Rate or EURIBOR Rate, as applicable); (iv) the supervisor for the administrator of the Eurodollar Rate or EURIBOR Rate, as applicable, has made a public statement identifying a specific date after which the Eurodollar Rate or EURIBOR Rate, as applicable, will permanently or indefinitely cease to be published; or (v) the supervisor for the administrator of the Eurodollar Rate or EURIBOR Rate, as applicable, or a Governmental Authority having authority over the Administrative Agent has publicly stated a specific date after which the Eurodollar Rate or EURIBOR Rate, as applicable, may no longer be used for determining the interest rate of loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest that gives due consideration to the then prevailing market convention for determining a rate of interest for United States Dollars (in the case of the Eurodollar Rate) or Euros (in the case of the EURIBOR Rate) for loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but in the case of the circumstances described in subclauses (ii), (iii) or (iv) of this clause (b), only to the extent the Eurodollar Rate or EURIBOR Rate, as applicable, for the applicable Interest Period is not available or published at such time on a current basis), any requested Borrowing shall bear interest at a rate based on the Alternate Base Rate (in the case of the Eurodollar Rate) or the rate determined in accordance with Section 2.11(a) (in the case of the EURIBOR Rate). Interest on such Borrowings shall be calculated as set forth in the first sentence of Section 2.10(e), except that interest on such Borrowings shall be payable on the applicable Interest Payment Date with regard to such Borrowing.

SECTION 2.12. Increased Costs. In the event that by reason of any change after the date of this Agreement in Applicable Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration, application or interpretation thereof, or by reason of the adoption or enactment after the date of this Agreement of any requirement or directive (whether or not having the force of law) of any Governmental Authority (each a “Change Event”); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, but only in the event that the applicable Change Event results in the applicable Lender being in a materially different adverse position than exists as of the Closing Date with respect to any of the items described in categories (a) and (b) below and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (collectively, a “Change in Law”):

(a) any Lender shall, with respect to this Agreement, be subject to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than (i) any Indemnified Taxes or Other Taxes in respect of which additional amounts are payable (or would be so payable but for an exception under Section 2.13) pursuant to Section 2.13; or (ii) Excluded Taxes); or

(b) any reserve, capital adequacy, special deposit, liquidity or similar requirements should be imposed on either the commitments to lend or the foreign claims of deposits of any Lender;

and if any of the above-mentioned measures shall result in a material increase in the cost to such Lender of making or maintaining its Loans or Commitments or a material reduction in the amount of principal or interest received or receivable by such Lender in respect thereof, then upon prompt written notification (which shall include the date of effectiveness of such change, adoption or enactment) and demand being made by such Lender for such additional cost or reduction, the Borrower shall pay to such Lender, within 30 days of such demand being made by such Lender, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to such Lender with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by such Lender to the Borrower; and provided, further, that the Borrower shall not be obligated to pay such Lender any such additional cost or reduction unless such Lender certifies to the Borrower that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section; and provided, further, that any such additional cost or reduction allocated to any Loan or Commitment shall not exceed the Borrower’s pro rata share of all costs attributable to all loans or advances or commitments to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Within 30 days of receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all Loans to it outstanding under this Agreement so affected by such additional costs, together with interest and fees accrued thereon to the date of prepayment in full. Such Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any increased costs to the Borrower incurred under this Section, and will not, in the opinion of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives from the Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by law to be deducted or withheld.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Lender (or assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-9 certifying that such Lender (or assignee or Participant) is exempt from U.S. federal backup withholding tax, (ii) each Lender (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W- 8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement, and (iii) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.13(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form and documentation pursuant to this Section that such Lender is not legally able to deliver.

(f) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent and each Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 2.13, and will not, in the opinion of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent within 10 days after written demand therefor, (i) for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register, in each case, including reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will, prior to any payment made by the Borrower to such Administrative Agent, provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or (c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent shall be permitted to make the election described in Section 1471(b)(3) of the Code.

(j) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.14. Payments Generally.

(a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (including under Section 2.12, 2.13, 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, or at such other office as directed by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds any such payments received by for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable payment obligation is due.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Facility and accrued interest thereon than the proportion received by any other Lender within such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders within such Facility to the extent necessary so that the benefit of all such payments made under such Facility shall be shared by the Lenders within such Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (or, in the case of EURIBOR Loans, such other customary overnight rate as shall be specified by the Administrative Agent).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15. Replacement of Lenders. If any Lender requests compensation, or is entitled to payments, under Section 2.12 or Section 2.13 or is affected in the manner described in Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12 or Section 2.13(g), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or in the case of illegality under Section 2.17) or at the expense and effort of any such Defaulting Lender, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or from illegality under Section 2.17, such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Non-ABR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (d) the assignment of any Non-ABR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Non- ABR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Eurodollar Rate or EURIBOR Rate, as applicable, for such Interest Period, over (ii) the amount of interest (as reasonably determined by such Lender) that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the relevant currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in Applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Non-ABR Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Non-ABR Loans, continue Non-ABR Loans as such and convert ABR Loans into Non-ABR Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Non-ABR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or repayment of a Non-ABR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Non-ABR Loans or to convert ABR Loans into Non-ABR Loans shall be reinstated.

SECTION 2.18. Use of Proceeds. The proceeds of any Borrowing shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE III

REPRESENTATIONS OF BORROWER

The Borrower represents for and as to itself as follows:

(a) The Borrower has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and the Borrower has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by the Borrower of this Agreement (i) has been duly authorized by all necessary corporate action and (ii) does not and will not violate any provision of any law or regulation, or contractual or corporate restrictions, in each case, binding on the Borrower and material to the Borrower and its Subsidiaries, taken as a whole (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).

(c) This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject however to (i) the exercise of judicial discretion in accordance with general principles of equity and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights heretofore or hereafter enacted.

(d) The proceeds of the Loans made to the Borrower shall not be used for a purpose which violates Regulation U.

(e) As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against the Borrower or, to the knowledge of the Borrower, threatened by or against, the Borrower or any Subsidiary or against any of their respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby or (ii) that could reasonably be expected to have a Material Adverse Effect.

(f) (i) The consolidated balance sheet of the Borrower and its statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019, reported on by KPMG LLP, independent public accountants, or other independent certified public accountants of nationally recognized standing, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP; and (ii) since December 31, 2019, to the date hereof, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole.

(g) The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the best knowledge of the Borrower, threatened. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans or the Transactions will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.

(h) The Borrower maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations, to the extent applicable, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”), and no material action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(i) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, (i) the Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to the Plan, and (iii) no ERISA Event has occurred.

(j) Except as which would not otherwise have a Material Adverse Effect, to the knowledge of the Borrower, the Borrower is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required by such Environmental Laws. This paragraph (j) shall constitute the sole and exclusive representation and warranty regarding environmental matters, including those under or related to Environmental Laws.

(k) The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(l) The Borrower is not an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”):

(a) The Administrative Agent (or its counsel) shall have received from each Lender, either (i) a counterpart of this Agreement signed on behalf of such party or parties or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party or parties have signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) in-house counsel for the Borrower and (ii) Weil, Gotshal & Manges LLP, counsel to the Borrower. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received satisfactory evidence that the Borrower’s existing Five-Year Credit Agreement, dated as of May 9, 2016 (as amended, supplemented or otherwise modified prior to the date hereof), by and among the Borrower, J.P. Morgan Chase Bank, N.A., as the administrative agent, and the lenders party thereto from time to time has been terminated.

(e) The Credit Agreement, dated as of June 22, 2018, as amended, by and among Borrower, J.P. Morgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, and the various lenders party thereto, has been terminated.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the representations of the Borrower set forth in this Agreement (except for the representations set forth in clauses (e) and (f) of Article III) shall be true and correct in all material respects on and as of the date of such Borrowing (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects (ii) to the extent any representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct as of such earlier date); and

(b) at the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:

SECTION 5.01. Financial Statements and Notices. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter; and

(c) concurrently with the delivery of the financial statements referred to in Section 5.01(a) and 5.01(b), a Compliance Certificate;

All such financial statements and certificates shall be complete and correct in all material respects and shall be prepared in accordance with GAAP. Timely filing of such statements and information with the Securities and Exchange Commission shall constitute compliance with clauses (a) and (b) of this Article V; provided that the Borrower agrees to provide hard copies of such statements to any Lender upon the reasonable request of such Lender made to 901 Main Avenue, Norwalk, CT 06851, Attention of Senior Vice President and Treasurer.

SECTION 5.02. Keeping of Books. Keep proper books and records and maintain properties useful and necessary in its business except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Preservation of Existence. (a) Preserve and maintain its existence and (b) comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, in the case of the foregoing clause (a), the Borrower may consummate any merger or consolidation permitted under Section 6.01.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

SECTION 6.01. Fundamental Changes. The Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:

(a) the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any interest or other expenses on all the Loans and the performance or observance of every covenant of this Agreement, the Fee Letters or the Administrative Agent Fee Letter on the part of the Borrower to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the Borrower (or such person so assuming the obligations of the Borrower) has delivered to the Administrative Agent and the Lenders such customary certificates, opinions or supplemental agreements, including as to authority and enforceability of any joinder, supplement or amendment documentation reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.02. Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of the Borrower and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements), in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by the Borrower in the ordinary course of business;

(b) (i) Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any Person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in (b)(i) above in the ordinary course of business;

(c) Liens on the property or assets of, or securing the Indebtedness of, a Person existing at the time such Person is consolidated or merged with, or at the time all or substantially all of the assets of such Person are acquired by, the Borrower;

(d) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any agreement, contract or provision of any Applicable Law;

(e) Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by the Borrower, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;

(f) Liens not permitted by the foregoing clauses (a) to (e), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate amount (without duplication) of all outstanding Indebtedness for borrowed money of the Borrower secured by all such Liens under this clause (d) does not exceed $2,000,000,000; and

(g) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (f), inclusive.

SECTION 6.03. Financial Covenant. The Borrower shall not permit, on the last day of any fiscal quarter beginning with the first full fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.50:1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay when due any principal of any Loan made to it;

(b) the Borrower shall fail to pay (i) any interest on any Loan or (ii) any fee payable under Section 2.09, and such failure shall not be cured within fifteen days after receipt by the Borrower of notice of such failure from the Administrative Agent;

(c) if a default shall occur in respect of any other Indebtedness of the Borrower in an aggregate principal amount of $500,000,000 or more and such default causes acceleration thereof;

(d) bankruptcy, reorganization, insolvency, receivership, or similar proceedings are instituted by or against the Borrower, and, if instituted against the Borrower, are not vacated within 60 days;

(e) the Borrower makes a general assignment for the benefit of creditors;

(f) the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;

(g) any representation or warranty made in writing or deemed made by or on behalf of the Borrower in or in connection with this Agreement, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

(h) the Borrower shall fail to observe or perform Section 5.03(a) or Article VI;

(i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (h) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower,

then, and in every such event (other than an event with respect to the Borrower described in clause (d) or (e) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (d) or (e) of this Article, the Commitments shall automatically terminate and the principal of the Loans of the Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or all the Lenders, as the case may be, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the written consent of the Borrower (so long as no Event of Default exists), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with any requisite consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York that has a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Lead Arrangers, the Administrative Agent and the Syndication Agents shall not, in such capacities, have any powers, duties or responsibilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:

(a) if to the Borrower, to it at 901 Main Avenue, Norwalk, CT 006851, Attention of Senior Vice President and Treasurer (Telecopy No. 203-585-1191);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713, Attention of Jane Dreisbach (Telecopy No. 302-634-8459), email: jane.dreisbach@jpmorgan.com, with a copy to:

(1) JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Bldg B, 6th Floor, Plano, TX 75024, Attention of Sean D. Bodkin, email: sean.bodkin@chase.com; and

(2) in the case of a EURIBOR Borrowing, J.P. Morgan Europe Ltd, 25 Bank Street, Canary Wharf, Floor 06 London, E14 5JP, United Kingdom, Attention of Lisa Koh (Telecopy No. 44-20-7777-2360), email: loan_and_agency_london@jpmorgan.com; and

(c) if to any other Lender, to it at its address (or telecopy number or email) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby or (iv) change any of the provisions of this Section, Section 2.14(c), the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders within five Business Days of receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement.

(b) The Borrower shall indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Borrower (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed). This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent loses or damages arising from any non-Tax claim.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Lead Arrangers, the Administrative Agent, the Syndication Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Lead Arrangers, the Administrative Agent, the Syndication Agents, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender other than any Conduit Lender may assign to one or more assignees (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) each of the Administrative Agent and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower must give its prior written consent to such assignment (such consents not to be unreasonably withheld); provided, however, that Goldman Sachs Bank USA, as a Lender hereunder, may assign its rights and obligations hereunder to Goldman Sachs Lending Partners LLC without the consent of the Administrative Agent, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of an entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment of a Lender’s rights and obligations under a Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Facility, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) the assignee, if applicable, shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent the documentation described in Section 2.13(e) and (f); provided, further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.16, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.04(b).

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02 that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.16 to the same extent and subject to the same conditions as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section at the time of the participation. Each Lender that sells a participation, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this Section 9.04(e), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. In consideration of this Section 9.04(e), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The Borrower shall keep any information obtained from the Participant Register confidential, except to the extent that a taxing authority requires disclosure for the sole purpose of establishing that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.13 as though it were a Lender.

(g) Any Lender other than any Conduit Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and (ii) be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

(h) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(i) The Loans (including the notes evidencing such Loans) are registered obligations, and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such note to be considered a bearer instrument or obligation not in “registered form” within the meaning of Section 163(f) of the Code. This Section 9.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). For purposes of Treasury Regulation Section 5f.103-1(c) only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register and each applicable Lender shall act as the Borrower’s agent for purposes of maintaining notations in the Participant Register. Nothing in this Section 9.04 is intended to alter the U.S. federal income tax withholding and reporting obligations that would exist between any Administrative Agent and any Lender or between any Lender and any Participant in the absence of this Section 9.04 pursuant to Section 2.13(i) or as otherwise required by Applicable Law.

SECTION 9.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lead Arrangers and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email with PDF attachment or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto.

SECTION 9.06. Governing Law; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.07. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any credit insurance provider, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 9.10. Judgment Currency.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given

(b) The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

SECTION 9.11. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall promptly provide such information upon request by any Lender.

SECTION 9.12. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in this Agreement and any related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and any related documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and any related documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.13. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER
GENERAL ELECTRIC COMPANY

By:	/s/ Jennifer VanBelle
Name: Jennifer VanBelle
Title: Senior Vice President and Treasurer

[Signature Page to Syndicated Credit Agreement]

[ SIGNATURE PAGES ON FILE WITH THE BORROWER]

[Signature Page to Syndicated Credit Agreement]